Exhibit 99.1

FOR IMMEDIATE RELEASE

HC2 Holdings Reports Second Quarter 2016 Results

New York, August 9, 2016 (GlobeNewswire) - HC2 Holdings, Inc. (“HC2”) (NYSE MKT: HCHC), a diversified holding company that focuses on acquiring, operating and growing businesses that it considers to be under or fairly valued, today announced its consolidated results for the second quarter ended on June 30, 2016.

“I am pleased with today’s announcement, as we continued to execute well during the second quarter evidenced by the strength and stability of our core operating subsidiaries driving sequential growth,” said Philip Falcone, HC2’s Chairman, President and Chief Executive Officer. “This quarter’s results further demonstrate the power of our model, which combines a diverse portfolio of cash generating businesses, a strong capital base and significant upside potential in our early stage investments. In the second half of 2016, we will focus on continuing our positive momentum via capital structure and liquidity optimization, active management and expansion of our portfolio.”

Second Quarter Financial Highlights:

•	Net Revenue: Consolidated total net revenues were $359.3 million for the second quarter of 2016, an increase of $27.5 million or 8.3% compared to the first quarter of 2016, and an increase of $78.3 million, or 27.9% compared to the year-ago quarter, primarily driven by growth in the telecom segment, as well as the contribution from the Company’s Continental Insurance business, which was completed in December 2015.

•	Net Income / (Loss): HC2 reported Net Income attributable to common and participating preferred stockholders of $0.9 million or $0.02 per fully diluted share for the second quarter of 2016, compared to a loss of $(31.5) million or $(0.89) per fully diluted share for the first quarter of 2016, and a loss of $(12.0) million or $(0.47) per fully diluted share compared to the year ago quarter. Second quarter 2016 Net Income included a beneficial adjustment to the Company's depreciation and amortization expense of $1.3 million related to the Company’s acquisition of Schuff. Excluding this adjustment, second quarter Net Income (loss) attributable to common and participating preferred stockholders would have been a loss of $(0.4) million or $(0.01) per fully diluted share.

•	Adjusted EBITDA: Adjusted EBITDA for “Core Operating Subsidiaries”, which includes HC2's Manufacturing, Marine Services, Utilities and Telecommunications segments, was a combined $27.1 million for the second quarter of 2016 compared to $12.7 million in the first quarter of 2016 and $30.8 million in the year-ago quarter. Core Operating Subsidiary results for the second quarter were driven primarily by the Marine Services segments stable maintenance business, as well as strong performance from the Company’s joint ventures; the Manufacturing segment’s continued strong margins; and the ongoing growth in scale and customer relationships in the Telecommunications segment.

Total Adjusted EBITDA (excluding the Insurance segment) for the second quarter, which includes results from Core Operating Subsidiaries, Early-Stage, Other and Non-Operating Corporate segments, was $15.2 million, compared to $0.3 million in the first quarter of 2016 and $19.6 million for the year-ago quarter.

•	Balance Sheet: As of June 30, 2016, HC2 had consolidated cash, cash equivalents and investments of $1.6 billion, which includes cash and investments associated with HC2's Insurance segment. At the corporate level, HC2 had $40.3 million in cash and cash equivalents as of June 30, 2016.

•	Increased Liquidity: In light of improvements in the overall value of the Company’s portfolio, the Collateral Coverage Ratio as calculated under its 11% Senior Secured Notes Due 2019 (the “11% Notes”) for the quarter ending June 30, 2016 was greater than 2.0x. As a result, the applicable period in the Company’s Maintenance of Liquidity covenant under its 11% Notes was reduced from 12 months to six months, resulting in approximately $19 million of incremental available cash and cash equivalents from the $40.3 million balance as of June 30, 2016. Taking into consideration this increased liquidity, available cash and cash equivalents at the end of the second quarter was $21.4 million. The Company noted that if the Collateral Coverage Ratio decreases below 2.0x in the future, the Company’s Maintenance Liquidity Requirement under its 11% Notes would increase back to 12 months.

Additional Second Quarter Highlights and Recent Developments

•	Manufacturing - HC2’s Manufacturing segment (Schuff Steel) reported Net Income of $9.4 million for the second quarter of 2016, compared to $4.4 million for the first quarter and $5.9 million for the year-ago quarter. Excluding the $1.3 million prior period beneficial adjustment for depreciation and amortization expense related to the Company’s acquisition of Schuff, Manufacturing Net Income for the second quarter would have been $8.1 million.

Manufacturing Adjusted EBITDA was $13.2 million for the second quarter of 2016, compared to $11.5 million for the first quarter and $14.0 million for the year-ago quarter. Backlog at the end of the second quarter was $344.3 million. Taking into consideration awarded, but unsigned contracts, backlog would be over $500 million. The Company said it continues to see a number of large opportunities in the commercial sector totaling over $400 million in potential new projects that could be awarded over the next three to four months, which are not in the greater than $500 million backlog noted above. These projects include a number of new sporting arenas and stadiums, as well as new healthcare facilities and commercial office buildings.

•	Marine Services - Global Marine reported Net Income of $6.0 million for the second quarter of 2016, compared to a Net Loss of $(5.9) million for the first quarter and Net Income of $9.4 million for the year-ago quarter. Adjusted EBITDA was $11.8 million for the second quarter of 2016, compared to $0.5 million for the first quarter and $16.4 million for the year-ago quarter. The second quarter 2016 results include a full quarter contribution from the acquisition of offshore renewables specialist CWind. In addition, Global Marine continued to realize stable maintenance revenues during the second quarter, as well as strong performance from its global joint ventures.

•	Utilities - American Natural Gas (ANG) reported Net Income of $0.07 million for the second quarter of 2016, compared to a Net Loss of $(0.03) million for the first quarter and Net Loss of $(0.13) million for the year-ago quarter. Adjusted EBITDA was $0.54 million for the second quarter of 2016, compared to $0.40 million for the first quarter and $0.14 million for the year-ago quarter. ANG currently owns and/or operates 17 natural gas fueling stations compared to 11 stations at the end of the first quarter of 2016. ANG continues to expect to own/operate approximately 20 fueling stations by the end of 2016, many of which are in various stages of planning, design and construction.

•	Telecommunications - Net Income for PTGI-ICS was $1.0 million for the second quarter of 2016, compared to $1.2 million for the first quarter and $0.6 million for the year-ago quarter. Adjusted EBITDA was $1.5 million for the second quarter of 2016, compared to $0.3 million for the first quarter and $0.2 million in year-ago quarter. The second quarter of 2016 marked the fifth consecutive quarter of profitability for PTGI-ICS, driven primarily by growth in wholesale traffic volumes due to continued expansion in the scale and number of customer relationships.

•	Insurance - As of June 30, 2016, the Insurance companies had approximately $77.0 million of statutory surplus and $2.1 billion in total GAAP assets.

•	Pansend Life Sciences - During the second quarter, MediBeacon™ Inc., a portfolio company within HC2’s Pansend Life Sciences platform and maker of proprietary, non-invasive, real-time monitoring systems for kidney function, gastrointestinal permeability and other light-activated diagnostics, completed the acquisition of Mannheim Pharma & Diagnostics, a life science company based in Mannheim, Germany. Use of the Manheim technology enhances preclinical assessment of kidney therapeutics, evaluation of nephrotoxicity and fundamental understanding of kidney function in animals. The acquired technology adds to MediBeacon's robust intellectual property assets, which includes a portfolio of fluorescent tracer agents. MediBeacon's system designed for human use is currently in clinical trials.

•	HC2 Corporate - Subsequent to quarter end, the Company entered into agreements with affiliates of Luxor Capital Partners, LP (“Luxor”) and Corrib Master Fund, Ltd. (“Corrib”) to respectively convert their shares the Company’s Series A-1 Convertible Participating Preferred Stock and Series A Preferred stock into shares of the Company’s common stock. The Company also issued shares of common stock to the investors in place of accrued and unpaid dividends and agreed to issue additional shares in the future in place of any dividends the investors would have been entitled to had they remained holders of the preferred stock. After giving effect to these conversions, the cumulative outstanding accreted value of the Company’s Series A, A-1 and A-2 Convertible Participating Preferred Stock was reduced to $42.7 million.

Non-GAAP Financial Measures

In this release, HC2 refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including Core Operating Subsidiary Adjusted EBITDA, Total Adjusted EBITDA (excluding the Insurance segment) and Adjusted EBITDA for its operating segments.  Management believes that Adjusted EBITDA measures provide investors with meaningful information for gaining an understanding of the Company’s results as it is frequently used by the financial community to provide insight into an organization’s operating trends and facilitates comparisons between peer companies, because interest, taxes, depreciation, amortization and the other items for which adjustments are made as noted in the definition of Adjusted EBITDA below can differ greatly between organizations as a result of differing capital structures and tax strategies. In addition, management uses Adjusted EBITDA measures in evaluating certain of the Company’s segments performance because they eliminate the effects of considerable amounts of non-cash depreciation and amortization and items not within the control of the Company’s operations managers. While management believes that these non-US GAAP measurements are useful as supplemental information, such adjusted results are not intended to replace our US GAAP financial results and should be read together with HC2’s results reported under GAAP.

Management defines Adjusted EBITDA as Net income (loss) adjusted to exclude the impact of asset impairment expense; gain (loss) on sale or disposal of assets; lease termination costs; interest expense; loss on early extinguishment or restructuring of debt; other income (expense), net; foreign currency transaction gain (loss); income tax (benefit) expense; gain (loss) from discontinued operations; non-controlling interest; share-based compensation expense; acquisition related and other non-recurring items and depreciation and amortization. A reconciliation of Adjusted EBITDA to net income is included in the financial tables at the end of this release.

Conference Call

HC2 Holdings, Inc. will host a live conference call to discuss its second quarter 2016 financial results and operations today, Tuesday, August 9, 2016 at 5:30 p.m. ET. Dial-in instructions for the conference call and the replay are as follows:

Live Call

Dial-In (Toll Free): 1-866-395-3893

International Dial-In: 1-678-509-7540

Participant Entry Number: 49610865

Alternatively, a live webcast of the conference call can be accessed by interested parties through the Investor Relations section of the HC2 Website, www.HC2.com.

Conference Replay*

Domestic Dial-In (Toll Free): 1-855-859-2056

International Dial-In: 1-404-537-3406

Conference Number: 49610865

*Available approximately two hours after the end of the conference call through September, 30, 2016.

Cautionary Statement Regarding Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements. Generally, forward-looking statements include information describing actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. The forward-looking statements in this press release include without limitation statements regarding our expectation regarding building shareholder value.  Such statements are based on the beliefs and assumptions of HC2's management and the management of HC2's subsidiaries. The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and the Company’s actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent reports on Forms 10-K, 10-Q and 8-K. Such important factors include, without limitation, issues related to the restatement of our financial statements; the fact that we have historically identified material weaknesses in our internal control over financial reporting, and any inability to remediate future material weaknesses; capital market conditions; the ability of HC2's subsidiaries to generate sufficient net income and cash flows to make upstream cash distributions; volatility in the trading price of HC2 common stock; the ability of HC2 and its subsidiaries to identify any suitable future acquisition opportunities; our ability to realize efficiencies, cost savings, income and margin improvements, growth, economies of scale and other anticipated benefits of strategic transactions; difficulties related to the integration of financial reporting of acquired or target businesses; difficulties completing pending and future acquisitions and dispositions; effects of litigation, indemnification claims, and other contingent liabilities; changes in regulations and tax laws; and risks that may affect the performance of the operating subsidiaries of HC2. These risks and other important factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release.

You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to HC2 or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

For information on HC2 Holdings, Inc., please contact Andrew G. Backman - Managing Director - Investor Relations & Public Relations - abackman@hc2.com - 212-339-5836

HC2 HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Services revenue	$197,372	$147,841	$379,481	$221,559
Sales revenue	125,759	133,141	246,256	261,231
Life, accident and health earned premiums, net	20,037	—	39,971	—
Net investment income	13,707	—	27,786	—
Net realized gains (losses) on investments	2,418	—	(2,457)	—
Net revenue	359,293	280,982	691,037	482,790
Operating expenses
Cost of revenue - services	183,193	134,589	358,066	196,509
Cost of revenue - sales	101,290	110,909	200,967	221,445
Policy benefits, changes in reserves, and commissions	29,189	—	63,328	—
Selling, general and administrative	35,614	26,476	71,916	49,988
Depreciation and amortization	5,887	5,478	11,484	10,733
(Gain) loss on sale or disposal of assets	(1,837)	498	(950)	971
Lease termination costs	338	—	338	—
Total operating expenses	353,674	277,950	705,149	479,646
Income (loss) from operations	5,619	3,032	(14,112)	3,144
Interest expense	(10,569)	(10,125)	(20,895)	(18,825)
Other income (expense), net	430	(2,344)	540	(2,571)
Income (loss) from equity investees	6,035	1,429	2,101	(1,259)
Gain (loss) from continuing operations before income taxes	1,515	(8,008)	(32,366)	(19,511)
Income tax benefit (expense)	(224)	(2,678)	2,315	3,336
Gain (loss) from continuing operations	1,291	(10,686)	(30,051)	(16,175)
Loss from discontinued operations	—	(11)	—	(20)
Net income (loss)	1,291	(10,697)	(30,051)	(16,195)
Less: Net (income) loss attributable to noncontrolling interest and redeemable noncontrolling interest	644	(204)	1,524	57
Net income (loss) attributable to HC2 Holdings, Inc.	1,935	(10,901)	(28,527)	(16,138)
Less: Preferred stock dividends and accretion	1,044	1,089	2,113	2,177
Net income (loss) attributable to common stock and participating preferred stockholders	$891	$(11,990)	$(30,640)	$(18,315)
Basic income (loss) per common share:
Income (loss) from continuing operations	$0.02	$(0.47)	$(0.87)	$(0.74)
Loss from discontinued operations	—	—	—	—
Net income (loss) attributable to common stock and participating preferred stockholders	$0.02	$(0.47)	$(0.87)	$(0.74)
Diluted income (loss) per common share:
Income (loss) from continuing operations	$0.02	$(0.47)	$(0.87)	$(0.74)
Loss from discontinued operations	—	—	—	—
Net income (loss) attributable to common stock and participating preferred stockholders	$0.02	$(0.47)	$(0.87)	$(0.74)
Weighted average common shares outstanding:
Basic	35,518	25,514	35,391	24,838
Diluted	35,643	25,514	35,391	24,838

HC2 HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)
(Unaudited)

	June 30, 2016	December 31, 2015
Assets
Investments:
Fixed maturity securities, available-for-sale at fair value	$1,323,821	$1,231,841
Equity securities, available-for-sale at fair value	52,703	49,682
Mortgage loans	4,165	1,252
Policy loans	18,311	18,476
Other invested assets	62,304	53,119
Total investments	1,461,304	1,354,370
Cash and cash equivalents	134,510	158,624
Restricted cash	590	538
Accounts receivable (net of allowance for doubtful accounts of $1,516 and $794 at June 30, 2016 and December 31, 2015, respectively)	221,295	210,853
Costs and recognized earnings in excess of billings on uncompleted contracts	29,957	39,310
Inventory	11,116	12,120
Recoverable from reinsurers	526,158	522,562
Accrued investment income	15,079	15,300
Deferred tax asset	41,062	52,511
Property, plant and equipment, net	243,497	214,466
Goodwill	83,931	61,178
Intangibles, net	36,909	29,409
Other assets	38,801	65,206
Assets held for sale	1,116	6,065
Total assets	$2,845,325	$2,742,512
Liabilities, temporary equity and stockholders’ equity
Life, accident and health reserves	$1,625,560	$1,591,937
Annuity reserves	256,014	260,853
Value of business acquired	49,699	50,761
Accounts payable and other current liabilities	212,438	225,389
Billings in excess of costs and recognized earnings on uncompleted contracts	43,098	21,201
Deferred tax liability	11,514	4,281
Long-term obligations	394,489	371,876
Pension liability	21,419	25,156
Other liabilities	9,896	17,793
Total liabilities	2,624,127	2,569,247
Commitments and contingencies
Temporary equity:
Preferred stock, $.001 par value - 20,000,000 shares authorized; Series A - 28,308 and 29,172 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively; Series A-1 - 10,000 shares issued and outstanding at June 30, 2016 and December 31, 2015; Series A-2 - 14,000 shares issued and outstanding at June 30, 2016 and December 31, 2015	51,854	52,619
Redeemable noncontrolling interest	2,811	3,122
Total temporary equity	54,665	55,741
Stockholders’ equity:
Common stock, $.001 par value - 80,000,000 shares authorized; 35,605,957 and 35,281,375 shares issued and 35,574,331 and 35,249,749 shares outstanding at June 30, 2016 and December 31, 2015, respectively	36	35
Additional paid-in capital	218,478	209,477
Accumulated deficit	(108,256)	(79,729)
Treasury stock, at cost	(378)	(378)
Accumulated other comprehensive gain (loss)	27,577	(35,375)
Total HC2 Holdings, Inc. stockholders’ equity before noncontrolling interest	137,457	94,030
Noncontrolling interest	29,076	23,494
Total stockholders’ equity	166,533	117,524
Total liabilities, temporary equity and stockholders’ equity	$2,845,325	$2,742,512

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(in thousands)
(Unaudited)

	Three Months Ended June 30, 2016
	Core Operating					Early Stage & Other		Non-operating Corporate	HC2**
	Manufacturing	Marine Services	Telecom	Utilities	Total Core Operating	Life Sciences	Other and Eliminations
Net income (loss)	$9,364	$6,002	$1,009	$68	$16,443	$(2,004)	$(2,608)	$(7,603)	$4,228
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	303	5,725	140	468	6,636	36	336	—	7,008
Depreciation and amortization (included in cost of revenue)*	(206)	—	—	—	(206)	—	—	—	(206)
(Gain) loss on sale or disposal of assets	(1,845)	7	—	—	(1,838)	—	1	—	(1,837)
Lease termination costs	—	—	338	—	338	—	—	—	338
Interest expense	303	1,285	—	14	1,602	—	1	8,966	10,569
Other (income) expense, net	(32)	211	29	(344)	(136)	—	(10)	465	319
Foreign currency (gain) loss (included in cost of revenue)	—	(1,540)	—	—	(1,540)	—	—	—	(1,540)
Income tax (benefit) expense	4,524	(212)	—	—	4,312	—	1	(9,404)	(5,091)
Noncontrolling interest	768	200	—	244	1,212	(812)	(1,044)	—	(644)
Share-based payment expense	—	152	—	90	242	34	40	1,359	1,675
Acquisition and nonrecurring items	—	—	18	—	18	—		313	331
Adjusted EBITDA	$13,179	$11,830	$1,534	$540	$27,083	$(2,746)	$(3,283)	$(5,904)	$15,150

	Three Months Ended June 30, 2015
	Core Operating					Early Stage & Other		Non-operating Corporate	HC2**
	Manufacturing	Marine Services	Telecom	Utilities	Total Core Operating	Life Sciences	Other and Eliminations
Net income (loss)	$5,878	$9,398	$587	$(134)	$15,729	$(1,383)	$(2,232)	$(22,885)	$(10,771)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	499	4,324	98	397	5,318	1	159	—	5,478
Depreciation and amortization (included in cost of revenue)	1,932	—	—	—	1,932	—	—	—	1,932
Loss on sale or disposal of assets	498	—	—	—	498	—	—	—	498
Interest expense	366	963	—	11	1,340	—	1	8,784	10,125
Other (income) expense, net	(6)	(1,388)	(469)	(7)	(1,870)	—	(1,128)	5,342	2,344
Foreign currency (gain) loss (included in cost of revenue)	—	2,758	—	—	2,758	—	—	—	2,758
Income tax (benefit) expense	4,335	38	—	—	4,373	(9)	(1,571)	(115)	2,678
Loss from discontinued operations	11	—	—	—	11	—	—	—	11
Noncontrolling interest	499	310	—	(129)	680	(475)	(1)	—	204
Share-based payment expense	—	—	—	2	2	—	(2)	2,364	2,364
Acquisition and nonrecurring items	—	—	—	—	—	—	—	1,969	1,969
Adjusted EBITDA	$14,012	$16,403	$216	$140	$30,771	$(1,866)	$(4,774)	$(4,541)	$19,590

(*) Includes depreciation adjustments from purchase accounting as fully described previously within the Second Quarter Financial Highlights.
(**) Excludes net loss from Insurance segment in the amount of $2.3 million and $0.1 million for the three months ended June 30, 2016 and 2015, respectively.

	Three Months Ended March 31, 2016
	Core Operating					Early Stage & Other		Non-operating Corporate	HC2**
	Manufacturing	Marine Services	Telecom	Utilities	Total Core Operating	Life Sciences	Other and Eliminations
Net income (loss)	$4,384	$(5,918)	$1,202	$(27)	$(359)	$1,298	$(10,494)	$(13,409)	$(22,966)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	529	4,797	106	429	5,861	19	336	—	6,216
Depreciation and amortization (included in cost of revenue)	1,933	—	—	—	1,933	—	—	—	1,933
(Gain) loss on sale or disposal of assets	904	(17)	—	—	887	—	—	—	887
Interest expense	310	1,070	—	9	1,389	—	—	8,937	10,326
Other (income) expense, net	(44)	612	(1,025)	(31)	(488)	(3,221)	6,006	(1,611)	687
Foreign currency (gain) loss (included in cost of revenue)	—	(147)	—	—	(147)	—	—	—	(147)
Income tax (benefit) expense	3,445	(640)	—	—	2,805	—	—	(4,226)	(1,422)
Noncontrolling interest	61	(155)	—	(22)	(116)	(720)	(44)	—	(880)
Share-based payment expense	—	609	—	14	623	22	159	2,386	3,191
Acquisition and nonrecurring items	—	266	—	27	293	—		2,201	2,494
Adjusted EBITDA	$11,522	$477	$283	$399	$12,681	$(2,602)	$(4,037)	$(5,722)	$319

(**) Excludes net loss from Insurance segment in the amount of $7.5 million for the three months ended March 31, 2016.